Home Equity Loan-Backed Term Notes, GMACM Series 2000-HLTV1
Payment Date	03/18/2003

Servicing Certificate

Beginning Principal Balance	61,121,462.84
Ending Principal Balance	58,581,307.99
Principal Collections	2,363,541.92
Interest Collections	684,441.52

Active Loan Count	1,318

Principal Balance of Current Month Prefunding	0.00

Substitution Adjustment Amount	0.00

Policy Draw Amount	0.00

Total Limited Reimbursement Amount	11,969.12

Current month distribution to Credit Enhancer	16,112.27

Net Loan Rate	13.65%

Note Rate - Class A-1 Notes	1.5388%
Note Rate - Class A-2 Notes	7.8400%
Note Rate - Class A-3 Notes	8.1700%
Note Rate - Class A-4 Notes	8.2700%

	Beginning Note Balance	Ending Note Balance	Principal Distribution	Interest
Class A-1 Notes	0.00	-	-	-
Class A-2 Notes	0.00	-	-	-
Class A-3 Notes	13,489,075.19	10,948,920.34	2,540,154.85	91,838.12
Class A-4 Notes	41,753,000.00	41,753,000.00	-	287,747.76
Total Notes	55,242,075.19	52,701,920.34	2,540,154.85	379,585.88

Certificates	110,860.10

Prefunding Account	Total Amount
Beginning Balance	0.00
Interest Earned on Prefunding Account	0.00
Prior month Interest earned transferred to overcollateralization	0.00
Collection Period Subsequent Transfer	0.00
Prefunding Account balance distributed to Noteholders	0.00
Total Ending Prefunding Account Balance as of Payment Date	0.00

Capitalized Interest Account Balance
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned	0.00
Interest Earned sent to Note Payment account	0.00
Total Ending Capitalized Interest Account Balance to Noteholders	0.00
Total Ending Capitalized Interest Account Balance	0.00

Beginning Overcollateralization Amount	5,880,121.40
Overcollateralization Amount Increase (Decrease)	(0.00)
Ending Overcollateralization Amount	5,880,121.40
Outstanding Overcollaterization Amount	-
Required Overcollateralization Amount	5,880,121.40

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	1,640,762.68	33	2.80%
Delinquent Loans (60 Days)*	1,201,751.43	24	2.05%
Delinquent Loans (90+ Days)*	1,827,565.90	33	3.12%
Foreclosed Loans	0.00	0	0.00%
REO	0.00	0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy
			Percent
	Liquidation To-Date		of Balance
Beginning Loss Amount	8,923,136.95
Current Month Loss Amount	176,612.93		0.30%
Current Month Principal Recovery	65.92
Net Ending Loss Amount	9,099,683.96